EXHIBIT I-1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-3A-2/A

Statement by Holding Company Claiming Exemption
Under Rule U-3A-2 from the Provisions
of the Public Utility Holding Company Act of 1935
To Be Filed Annually Prior to March 1

Wisconsin Electric Power Company
(Name of Company)

on February 28, 2002, filed with the Securities and Exchange Commission, File No. 069-00507, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935. Wisconsin Electric Power Company hereby amends and restates that filing as follows:

1.    Name, state of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

a.    Wisconsin Electric Power Company, a Wisconsin corporation, located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201, is a public utility company that generates, distributes, and sells electric energy at retail to over one million customers in a territory with an estimated population of 2,300,000 in southeastern (including the metropolitan Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan. Wisconsin Electric Power Company also sells electric energy at wholesale. In addition, Wisconsin Electric Power Company purchases, distributes and sells natural gas to over 400,000 retail customers and transports customer-owned gas in three distinct service areas in Wisconsin.

Subsidiaries of Wisconsin Electric Power Company consist of the following:

(1)    ATC Management Inc., a Wisconsin corporation, located at N16 W23217 Stone Ridge Drive, P.O. Box 47, Waukesha, Wisconsin 53187 is an electric utility company that operates and owns an undivided 1/1,000,000 share in electric transmission facilities in Wisconsin, Michigan and Illinois. It has a nominal membership interest in and is the manager of American Transmission Company LLC. At December 31, 2001, Wisconsin Electric held a 42.5% ownership interest in ATC Management Inc.

(2)    American Transmission Company LLC, a Wisconsin limited liability company, located at N16 W23217 Stone Ridge Drive, P.O. Box 47, Waukesha, Wisconsin 53187, is an electric utility company that owns the remaining interest in the transmission facilities that are operated by and jointly owned with ATC Management Inc. At December 31, 2001, Wisconsin Electric held a 37.3% interest in American Transmission Company LLC.

(3)    BOSTCO, LLC, a Wisconsin limited liability company, located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201, is a company formed for the purpose of acquiring, owning, renovating, and leasing space at a building located at 331 West Wisconsin Avenue in Milwaukee, Wisconsin. At December 31, 2001, Wisconsin Electric held a 100% ownership interest in BOSTCO, LLC.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the state in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such state.

Wisconsin Electric Power Company owns the following generating plants with the indicated net dependable capability in December 2001:

Point Beach (Wisconsin): two nuclear electric generating units with a combined net capability of 1,022 megawatts.

Oak Creek (Wisconsin): four coal-fired electric generating units with a combined net capability of 1,139 megawatts.

Presque Isle (Michigan): nine coal-fired electric generating units with a combined net capability of 618 megawatts.

Pleasant Prairie (Wisconsin): two coal-fired electric generating units with a combined net capability of 1,222 megawatts.

Port Washington (Wisconsin): four coal-fired electric generating units with a combined net capability of 320 megawatts.

Valley (Wisconsin): two coal-fired electric generating units with a combined net capability of 227 megawatts.

Edgewater (Wisconsin): a 25 percent undivided interest (equivalent to a net capability of 102 megawatts) in one coal-fired unit, operated by a nonaffiliated utility.

Concord (Wisconsin): four gas/oil fired combustion turbine generating units with a combined net capability of 376 megawatts.

Paris (Wisconsin): four gas/oil fired combustion turbine generating units with a combined net capability of 388 megawatts.

Milwaukee County (Wisconsin): three coal-fired electric generating units with a combined net capability of 11 megawatts.

Germantown (Wisconsin): five oil and gas-fired combustion turbine generating units with a combined net capability of 345 megawatts.

Miscellaneous (Wisconsin and Michigan): fourteen hydro plants with an aggregate net capability of 57 megawatts, and six smaller combustion turbines and diesel units and two wind turbines with a combined net capability of 62 megawatts.

At December 31, 2001, Wisconsin Electric Power Company was operating 22,000 pole miles of electric overhead distribution lines and 17,900 miles of underground distribution cable.

At December 31, 2001, Wisconsin Electric Power Company’s gas distribution system included approximately 8,200 miles of mains located in Wisconsin connected to the pipeline transmission systems of ANR Pipeline Company, Natural Gas Pipeline Company of America, Northern Natural Gas Company, and Great Lakes Transmission Company. Wisconsin Electric Power Company also owns a liquified natural gas storage plant located in Wisconsin, which converts and stores in liquified form natural gas received during periods of low consumption, as well as propane tanks located in Wisconsin for peaking purposes.

ATC Management Inc. owns an undivided 1/1,000,000 interest and American Transmission Company LLC owns the remaining interest in a grid of transmission facilities located in Wisconsin, a portion of the Upper Peninsula of Michigan, and a very small portion of Illinois adjacent to the Wisconsin border. In Wisconsin, the transmission facilities consist of approximately 8,600 circuit miles of transmission lines with ratings from 69 KV to 345 KV plus associated substations and real property interests. The two companies also own approximately 1,200 circuit miles of transmission facilities in Michigan and 11 circuit miles of transmission facilities in Illinois.

3.    The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

(a)    Number of Kwh. hours of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail:

(i)	Wisconsin Electric Power Company:
27,123,225,000 kwh. of electric energy
85,241,000 Mcf. of natural or manufactured gas

(ii)	ATC Management Inc.:
None

(iii)	American Transmission Company LLC:
None

(b)    Number of Kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the state in which each such company is organized:

(i)	Wisconsin Electric Power Company:
2,744,061,000 kwh. of electric energy
0 Mcf. of natural or manufactured gas

(ii)	ATC Management Inc.:
None

(iii)	American Transmission Company LLC:
None

(c)    Number of Kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the state in which each such company is organized, or at the state line:

(i)	Wisconsin Electric Power Company:
432,066,000 kwh. of electric energy
10,747,880 Mcf. of natural or manufactured g as

(ii)	ATC Management Inc.:
None

(iii)	American Transmission Company LLC:
None

(d)    Number of Kwh. of electric energy and Mcf. of natural or

manufactured gas purchased outside the state in which each such company is organized, or at the state line:

(i)	Wisconsin Electric Power Company:
2,494,264,000 kwh. of electric energy
65,456,472 Mcf. of natural or manufactured gas

(ii)	ATC Management Inc.:
None

(iii)	American Transmission Company LLC:
None

4.    The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars.

(a)    Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

Neither Wisconsin Electric Power Company, ATC Management Inc., nor American Transmission Company LLC hold an interest, directly or indirectly, in an EWG or foreign utility company.

(b)    Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

None.

(c)    Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

None.

(d)    Capitalization and earning of the EWG or foreign utility company during the reporting period.

None.

(e)    Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

None.

The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 31st day of May, 2002.

WISCONSIN ELECTRIC POWER COMPANY
(Name of Claimant)

By:	/s/ Larry Salustro

Larry Salustro
Senior Vice President and General Counsel

(Corporate Seal)

Attest:	/s/ Kristine Rappe

Kristine Rappe
Corporate Secretary

Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

Larry Salustro, Senior Vice President
and General Counsel
Wisconsin Electric Power Company
231 West Michigan Street
P.O. Box 2949
Milwaukee, Wisconsin 53201

WISCONSIN ELECTRIC POWER COMPANY
INCOME STATEMENTS
Year Ended December 31

	Wisconsin Electric 2001	Bostco LLC 2001	Eliminations 2001	Consolidated 2001
	(Millions of Dollars)
Operating Revenues
Electric	$1,839.8	$—	$—	$1,839.8
Gas	457.1	—	—	457.1
Steam	21.8	—	—	21.8

Total Operating Revenues	2,318.7	—	—	2,318.7

Operating Expenses
Fuel and purchased power	509.7	—	—	509.7
Cost of gas sold	319.0	—	—	319.0
Other operation and maintenance	681.9	—	—	681.9
Depreciation, decommissioning and amortization	264.3	—	—	264.3
Property and revenue taxes	67.8	—	—	67.8

Total Operating Expenses	1,842.7	—	—	1,842.7

Operating Income	476.0	—	—	476.0

Other Income and Deductions
Interest income	13.2	—	—	13.2
Allowance for other funds used during construction	1.7	—	—	1.7
Equity in earnings of unconsolidated affiliates	20.6	—	—	20.6
Other	0.1	0.4	—	0.5

Total Other Income and Deductions	35.6	0.4	—	36.0

Financing Costs
Interest expense	109.5	0.2	—	109.7
Allowance for borrowed funds used during construction	(0.8)	—	—	(0.8)

Total Financing Costs	108.7	0.2	—	108.9

Income Before Income Taxes	402.9	0.2	—	403.1

Income Taxes	156.5	0.1	—	156.6

Net Income	246.4	0.1	—	246.5

Preferred Stock Dividend Requirement	1.2	—	—	1.2

Earnings Available for Common Stockholder	$245.2	$0.1	$0.00	$245.3

Wisconsin Electric Power Company

WISCONSIN ELECTRIC POWER COMPANY
BALANCE SHEETS
December 31

ASSETS

	Wisconsin Electric 2001	Bostco LLC 2001	Eliminations 2001	Consolidated 2001
	(Millions of Dollars)
Property, Plant and Equipment
Electric	$5,064.4	$—	$—	$5,064.4
Gas	596.2	—	—	596.2
Steam	66.0	—	—	66.0
Common	334.4	—	—	334.4
Other	8.7	8.5	—	17.2

	6,069.7	8.5	—	6,078.2
Accumulated depreciation	(3,208.5)			(3,208.5)

	2,861.2	8.5	—	2,869.7
Construction work in progress	158.3	5.0	—	163.3
Leased facilities, net	116.0	—	—	116.0
Nuclear fuel, net	73.6	—	—	73.6

Net Property, Plant and Equipment	3,209.1	13.5	—	3,222.6

Investments
Nuclear decommissioning trust fund	589.6	—	—	589.6
Investment in ATC	128.6	—	—	128.6
Other	15.2	—	(0.1)	15.1

Total Investments	733.4	—	(0.1)	733.3

Current Assets
Cash and cash equivalents	21.3	—	—	21.3
Accounts receivable, net of allowance for doubtful accounts of $22.7	235.8	0.3	—	236.1
Other accounts receivable	116.4	—	—	116.4
Accrued revenues	132.2	—	—	132.2
Materials, supplies and inventories	227.1	—	—	227.1
Prepayments	72.0	—	—	72.0
Deferred income taxes	—	—	—	—
Other	6.0	—	—	6.0

Total Current Assets	810.8	0.3	—	811.1

Deferred Charges and Other Assets
Deferred regulatory assets	287.4	—	—	287.4
Other	13.1	—	—	13.1

Total Deferred Charges and Other Assets	300.5	—	—	300.5

Total Assets	$5,053.8	$13.8	($0.1)	$5,067.5

Wisconsin Electric Power Company

WISCONSIN ELECTRIC POWER COMPANY
BALANCE SHEETS
December 31

CAPITALIZATION AND LIABILITIES

	Wisconsin Electric 2001	Bostco LLC 2001	Eliminations 2001	Consolidated 2001
	(Millions of Dollars)
Capitalization
Common equity	$1,980.1	$0.1	$(0.1)	$1,980.1
Preferred stock	30.4	—	—	30.4
Long-term debt	1,420.5	—	—	1,420.5

Total Capitalization	3,431.0	0.1	(0.1)	3,431.0

Current Liabilities
Long-term debt due currently	282.7	—	—	282.7
Short-term debt	161.5	10.9	—	172.4
Accounts payable	213.1	0.5	—	213.6
Payroll and vacation accrued	52.3	—	—	52.3
Taxes accrued—income and other	72.2	0.3	—	72.5
Interest accrued	18.3	—	—	18.3
Deferred income taxes	6.8	—	—	6.8
Other	59.0	1.9	—	60.9

Total Current Liabilities	865.9	13.6	—	879.5

Deferred Credits and Other Liabilities
Accumulated deferred income taxes	399.0	—	—	399.0
Accumulated deferred investment tax credits	70.2	—	—	70.2
Deferred regulatory liabilities	141.4	—	—	141.4
Other	146.4	—	—	146.4

Total Deferred Credits and Other Liabilities	757.0	—	—	757.0

Commitments and Contingencies	—	—	—	—

Total Capitalization and Liabilities	$5,053.9	$13.7	($0.1)	$5,067.5

WISCONSIN ELECTRIC POWER COMPANY
RETAINED EARNINGS STATEMENT
December 31

	Wisconsin Electric	Bostco LLC	Eliminations	Consolidated
	(Millions of Dollars)
Retained Earnings—12/31/00	$1,001.2	$—	$—	$1,001.2
Net income	246.5	0.1	(0.1)	246.5

Comprehensive Income	246.5	0.1	(0.1)	246.5
Cash dividends
Common stock	(130.0)	—	—	(130.0)
Preferred stock	(1.2)	—	—	(1.2)

Retained Earnings—12/31/01	$1,116.5	$0.1	($0.1)	$1,116.5

EXHIBIT B

ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING COMPANY SYSTEM

NOT APPLICABLE